MARKETING ORGANIZATION AGREEMENT
COMMISSION SCHEDULE

EliteDesigns® II Variable Annuity (the “Contract”)
Issued by First Security Benefit Life Insurance
and Annuity Company of New
 York

Marketing Organization:
(Broker/Dealer)

EFFECTIVE DATE OF COMMISSION SCHEDULE:     July 15, 2013

COMMISSIONS - This Commission Schedule is hereby made a part of and amends your Marketing Organization Agreement (hereinafter called the “Agreement”), with Security Distributors, Inc. (hereinafter called "SDI"), and commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Minimum Purchase Payments are as set out in the applicable prospectus and Contract. Commissions to a Marketing Organization are equal to a percentage of each Purchase Payment written by Marketing Organization, as follows:

1.
UP FRONT COMMISSIONS: The rate of commissions paid on Purchase Payments written by Marketing Organization is based on the issue age of the Owner (or the age of the older if joint Owners, or of the Annuitant if the Contract is owned by a non-natural person) and when the Purchase Payment is applied as set forth in the table below.

Number of Months Measured from the Contract Date	Owner Issue Age
	0 – 80	81 – 90
0 - 6 months	1.00%	0.00%
7 – 12 months and thereafter	0.00%	0.00%

*No Commission will be paid on Purchase Payments made that are less than the minimum specified in the applicable prospectus and Contract.

2.
ASSET-BASED COMMISSIONS: SDI will also pay an asset-based commission as of the end of each calendar month. The amount of the asset-based commission is equal to 1/12 of the applicable percentage set forth in the table below times the aggregate Contract Value of those Contracts sold for which Marketing Organization is the broker of record and that satisfy the other conditions below. On an annual basis, the asset-based commission is equal to the amount set forth in the table below. No asset-based commission will be paid on Contracts that have annuitized under a life contingent annuity option.

Number of Months Measured from the Contract Date	Owner Issue Age
	0-80	81-90
0 –12 months	0.00%	1.00%
13 months and thereafter	1.00%	1.00%

3.
TRANSFER OF CERTAIN CONTRACT VALUES (INTERNAL EXCHANGES): SDI does not encourage exchanges; however, there may be times that another product underwritten by SDI may better meet your client’s current needs. As a result, we may agree to compensate you for assisting your clients in reevaluating their financial needs and making an exchange to a Contract. Any such agreement shall be set forth in a separate written agreement between SDI and Marketing Organization and in the absence of such separate written agreement, no compensation shall be paid on such an exchange

4.	CONTRACT DATE: For the purpose of this Commission Schedule, the term "Contract Date" shall be the date the first Purchase Payment is credited to the Contract.

5.
DEATH BENEFIT APPLIED TO ANNUITY OPTION: In the event that a beneficiary of a Contract under this Commission Schedule applies the death benefit to one of the annuity options under the Contract, no commission will be payable upon such application.

6.
COMMISSION CHARGEBACK PROVISIONS: No Commission chargebacks are applicable to any death claims. SDI will charge back up-front commissions paid in connection with the amount of any partial or full withdrawal during the first 12 months of a Contract. SDI will charge back 100% of commissions in the event of a free look surrender.

7.
CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the Agreement to the contrary, the following provisions shall apply. SDI reserves the right at any time, with or without notice, to change, modify or discontinue the commissions, asset-based commissions or any other compensation payable under this Commission Schedule.

8.
CHANGE OF DEALER: A Contract Owner shall have the right to designate a new marketing organization, or terminate a marketing organization without designating a replacement, by sending written notice of such designation or termination to SDI. Upon written notice to SDI by the owner of the designation of a new marketing organization, all the commissions and asset-based commissions shall be payable to the new marketing organization. Upon written notice to SDI by the Contract Owner of termination of Marketing Organization, without designating a new marketing organization, SDI shall cease paying commissions and asset based commissions to Marketing Organization.

THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the Variable Annuity Contract listed above as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.

By:	MICHAEL K. REIDY

Title:	President

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